EXHIBIT F-1

                                                   April 14, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Entergy Corporation, et al.
          File No. 70-9123

Ladies and Gentlemen:

          I am Associate General Counsel of Entergy Services,
Inc. In my capacity as such, I am familiar with the transactions proposed by Entergy Corporation ("Entergy") and the other applicants and described in the Application-Declaration on Form U-1, as amended (the "Application"), filed with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act") in the above-referenced File. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Application.

          In connection with this opinion, I have examined, among other things, the Application and such other documents, certificates and corporate records, and such other matters of law, as I have deemed necessary to form the basis of this opinion.

          The opinions expressed below are subject to the following assumptions and conditions:

           (a) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors (or other equivalent governing body) of Entergy and/or the applicable Non-utility Company.

          (b) The Commission shall have entered an appropriate order or orders with respect to the Proposed Transactions granting the Application and permitting it to become effective under the Act and the rules and regulations thereunder.

          (c) The Proposed Transactions shall have been consummated in accordance with the Application and the orders or orders of the Commission issued with respect thereto.

          Based upon the foregoing, it is my opinion that:

          1.   All state laws applicable to Entergy's
participation in the Proposed Transactions will have been complied with.

          2. Entergy is a validly organized and duly existing corporation.

          3. The Guarantees issued by Entergy will be valid and binding obligations of Entergy in accordance with the terms of such instruments.

          4. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Entergy or any associate company thereof.

          I am a member of the bar of the States of Louisiana and Texas and of the Commonwealth of Virginia and do not hold myself out as an expert on the laws of any other state.

          I hereby consent to the use of this opinion as an exhibit to the Application.

                             Very truly yours,

                             /s/ Laurence M. Hamric

                             Laurence M. Hamric